EXHIBIT 99.1

Press Release

Contact:     Giovanni Astolfi                        Carol Parker Trott
Investor Relations                    Media Relations
(203) 674-6973                        (441) 294-7290

XL Group Ltd Announces Second Quarter 2018 Results

Improved Rate Conditions Across Most Lines; Continued Benefit from Market Leadership Position

•
Net income attributable to common shareholders of $319.0 million, or $1.21 per fully diluted share, for the quarter, compared to $301.6 million, or $1.14 per fully diluted share, in the prior year quarter

•	Operating net income[1] of $220.3 million, or $0.84 per fully diluted share, for the quarter, compared to $255.1 million, or $0.96 per fully diluted share, in the prior year quarter

•
P&C gross premiums written (“GPW”) increased 10.6% compared to the prior year quarter; GPW increased by 7.8% excluding the impact of foreign exchange. Insurance rate increase year to date through June was 3.8%, Reinsurance rate increase year to date through July was 3.7%

•
Natural catastrophe pre-tax losses net of reinsurance, reinstatement and premium adjustments for the quarter of $76.8 million (2.9 points to the loss ratio), compared to $92.1 million (3.7 points to the loss ratio), in the prior year quarter

•
Net favorable prior year development ("PYD") was $8.9 million (0.4 points to the loss ratio) in the current quarter, compared to favorable PYD of $86.7 million (3.5 points to the loss ratio) in the prior year quarter

•	P&C combined ratio of 95.8% for the quarter, compared to 92.3% in the prior year quarter

•
Investment returns positively impacted by ongoing portfolio rotations capitalizing on rising interest rates and a gain on the sale of one operating affiliate. Potential for future enhancement in investment returns as we continue to actively manage the portfolio

Hamilton, Bermuda– July 31, 2018 – XL Group Ltd (“XL” or the “Company”) (NYSE: XL) today reported its second quarter 2018 results.
Commenting on the Company’s performance, XL’s Chief Executive Officer Mike McGavick said:
"In the second quarter we have continued our progress toward a strong and diversified book, particularly as rate conditions improved across most lines. We grew top line by 10.6%, maintained underwriting discipline and continued our shift of our book toward lower volatility business. Partially offsetting these positive trends was non-catastrophe large loss activity from the current quarter as well as prior year development from short tail lines in Insurance. Our investment results continue to improve as active portfolio rotation allows us to take advantage of rising interest rates. Overall, we are pleased with the results and look forward to continuing to realize the full potential of what we have built when we become part of AXA Group."

Return on Common Shareholder's Equity and Book Value

(U.S. dollars in thousands except per share amounts)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	(Unaudited)		(Unaudited)
Return on Common Shareholder's Equity:	2018	2017	2018	2017
Annualized Return on average common shareholder's equity ("ROE")[3]	13.2%	10.9%	9.7%	8.3%
Annualized Operating ROE[1,3]	9.1%	9.3%	8.9%	7.1%
Annualized Operating ROE ex-Accumulated other comprehensive income ("AOCI")[1]	9.3%	10.1%	9.4%	7.7%
Annualized Operating ROE ex-Catlin-related integration cost[1,4]	9.1%	10.5%	8.9%	8.3%
Annualized Operating ROE ex-AOCI and ex-Catlin-related integration cost[1,4]	9.3%	11.4%	9.4%	9.0%

Book value per common share:	June 30, 2018	March 31, 2018	June 30, 2018	December 31, 2017
Fully diluted book value per common share	$36.56	$36.53	$36.56	$38.04
Fully diluted tangible book value per common share[2]	$28.23	$28.06	$28.23	$29.44

Second Quarter Summary
(U.S. dollars in thousands, except per share amounts)
	Three Months Ended				Six Months Ended
	June 30,				June 30,
	(Unaudited)				(Unaudited)
	2018	2017	$ Change	% Change	2018	2017	$ Change	% Change
Net income (loss) attributable to common shareholders	$318,996	$301,620	$17,376	5.8%	$471,644	$454,463	$17,181	3.8%
Per average common share outstanding-basic	$1.23	$1.16	$0.07	6.0%	$1.83	$1.73	$0.10	5.8%
Per average common share outstanding-fully diluted	$1.21	$1.14	$0.07	6.1%	$1.80	$1.70	$0.10	5.9%
Operating net income (loss)	$220,341	$255,080	$(34,739)	(13.6)%	$434,700	$391,223	$43,477	11.1%
Per average common share outstanding-fully diluted	$0.84	$0.96	$(0.12)	(12.5)%	$1.66	$1.46	$0.20	13.7%

•
Net income attributable to common shareholders of $319.0 million, or $1.21 per fully diluted share, for the quarter, compared to $301.6 million, or $1.14 per fully diluted share, in the prior year quarter.

•
Operating net income of $220.3 million, or $0.84 per fully diluted share, for the quarter, compared to $255.1 million, or $0.96 per fully diluted share, in the prior year quarter, primarily driven by lower favorable PYD, partially offset by improved investment returns.

•
Net investment income for the current quarter was $231.8 million, compared to $208.7 million in the prior year quarter. Net investment income for the current quarter, excluding the Life Funds Withheld Assets, was $201.5 million, compared to $177.2 million in the prior year quarter. This increase was primarily due to active sector rotation and portfolio management activities, and an increase in new money rates, all of which resulted in an increase in investment yields.

•
Income from investment affiliates was $67.7 million for the current quarter, compared to $73.5 million in the prior year quarter. Lower income from investment affiliates driven by private investments while hedge funds performed in line with prior year quarter. Investment manager affiliates results were lower due to the gain on sale of one of our investment manager affiliates recorded in the prior year quarter. Strategic operating affiliates benefited from a realized gain of $43.0 million on the sale of one affiliate in the current quarter.

Income from Investment and Operating affiliates
(U.S. dollars in thousands)
	Three Months Ended				Six Months Ended
	June 30,				June 30,
	(Unaudited)				(Unaudited)
Net Income/(loss) from:	2018	2017	$ Change	% Change	2018	2017	$ Change	% Change
Investment affiliates (hedge funds/private investments)	$16,548	$30,818	$(14,270)	(46.3)%	$62,217	$69,079	$(6,862)	(9.9)%
Investment manager affiliates	$1,975	$36,108	$(34,133)	(94.5)%	$12,086	$39,405	$(27,319)	(69.3)%
Strategic operating affiliates	$49,212	$6,596	$42,616	N/M	$49,383	$16,908	$32,475	N/M
Income from Investment and Operating affiliates	$67,735	$73,522	$(5,787)	(7.9)%	$123,686	$125,392	$(1,706)	(1.4)%
N/M = not meaningful

•
Operating expenses during the current quarter of $470.5 million were $2.3 million or 0.5% favorable compared to the prior year quarter. After excluding $8.3 million of AXA-related transaction costs in the current quarter, $39.1 million of Catlin-related integration costs in the prior year quarter and unfavorable impact of foreign exchange of $21.6 million, expenses increased by $7.0 million, or 1.6%, reflecting further investment to support growth in our business while staying in line with our commitment to create operating expense leverage.

•
Income tax expense of $27.0 million is lower as compared to $29.0 million recognized during the prior year quarter. The decrease in current quarter income tax expense is primarily attributable to the mix of profit by jurisdiction.

•
Fully diluted book value per common share increased by $0.03 from the end of the prior quarter to $36.56, driven primarily by Operating net income of $220.3 million during the current quarter, partially offset by unrealized losses on mark to market investments, and the payment of dividends. Fully diluted tangible book value per common share increased by $0.17 from the end of the prior quarter to $28.23.

•	There were no share buybacks[5] during the current quarter. At June 30, 2018, $529.1 million of common shares remained available for purchase under the current share buyback authorization.

P&C Operations
(U.S. dollars in thousands)
	Three Months Ended
	June 30, 2018			June 30, 2017
	(Unaudited)			(Unaudited)
	Insurance	Reinsurance	Total P&C	Insurance	Reinsurance	Total P&C
Gross premiums written	$2,881,921	$1,048,352	$3,930,273	$2,576,754	$977,676	$3,554,430
Net premiums written	$1,929,564	$889,675	$2,819,239	$1,741,201	$905,240	$2,646,441
Net premiums earned	$1,748,355	$944,309	$2,692,664	$1,652,304	$861,789	$2,514,093

Underwriting profit (loss)	$(20,680)	$134,909	$114,229	$54,628	$139,964	$194,592

Loss ratio	70.1%	52.6%	63.9%	65.2%	52.4%	60.8%
Underwriting expense ratio	31.1%	33.1%	31.9%	31.5%	31.4%	31.5%
Combined ratio	101.2%	85.7%	95.8%	96.7%	83.8%	92.3%

	Six Months Ended
	June 30, 2018			June 30, 2017
	(Unaudited)			(Unaudited)
	Insurance	Reinsurance	Total P&C	Insurance	Reinsurance	Total P&C
Gross premiums written	$5,748,460	$3,108,953	$8,857,413	$5,270,970	$2,905,066	$8,176,036
Net premiums written	$3,411,431	$2,560,419	$5,971,850	$3,249,792	$2,376,409	$5,626,201
Net premiums earned	$3,414,144	$1,875,701	$5,289,845	$3,287,619	$1,745,955	$5,033,574

Underwriting profit (loss)	$41,775	$194,894	$236,669	$133,368	$205,201	$338,569

Loss ratio	67.1%	56.2%	63.2%	65.0%	55.8%	61.8%
Underwriting expense ratio	31.7%	33.4%	32.3%	30.9%	32.4%	31.5%
Combined ratio	98.8%	89.6%	95.5%	95.9%	88.2%	93.3%

•	P&C gross premiums written (“GPW”) in the second quarter increased 10.6% compared to the prior year quarter. Excluding the impact of foreign exchange, GPW increased by 7.8%.

•
The Insurance segment GPW increased 11.8% from the prior year quarter, driven primarily by rate increases and new business in Global Lines, Property and Financial Lines in International and Property and Construction in North America. Excluding the impact of foreign exchange, Insurance GPW increased 8.5%.

•
The Reinsurance segment GPW increased by 7.2% from the prior year quarter due to a number of premium drivers, including new business and rate improvements. Excluding the impact of foreign exchange, GPW increased 6.1%. The increase in premium written in the quarter is predominantly from our Bermuda and London regions. The Bermuda increase is mainly from additional business underwritten with a key client, while the London increase is mainly from new business and additional rate.

•
The P&C loss ratio excluding PYD and the impact of catastrophe losses in the current quarter was 61.4%, compared to 60.6% in the prior year quarter. On the same basis, the Insurance segment loss ratio in the current quarter deteriorated to 62.6%, compared to 61.4% in the prior year quarter, due to large loss activity. The Reinsurance segment loss ratio was 59.2% in the current quarter compared to 59.0% in the prior year quarter, largely driven by strategic initiatives including a shift in portfolio mix towards lower volatility and an increase in outward reinsurance protection.

•
The P&C combined ratio excluding PYD and the impact of catastrophe losses in the current quarter was 93.2%, compared to 92.0% for the prior year quarter. On the same basis, the Insurance segment combined ratio in the current quarter was 93.7%, compared to 92.9% for the prior year quarter with the increase due to large loss activity. The Reinsurance segment combined ratio on the same basis was 92.4% in the current quarter, compared to 90.3% for the prior year quarter, due in part to the strategic portfolio mix and retrocession items noted above, combined with increased outward profit commission.

•
The P&C net favorable PYD resulting from the current quarter was $8.9 million (0.4 points to the loss ratio), compared to net favorable development of $86.7 million, (3.5 points to the loss ratio) in the prior year quarter. This reflects unfavorable development of $51.9 million in the Insurance segment and favorable development of $60.8 million in the Reinsurance segment.

Further details of the results for the current quarter may be found in the Company’s Financial Supplement and Earnings Presentation, each of which is dated July 31, 2018 and is available on the Investor Relations section of XL's website at www.xlgroup.com.

The closing of the acquisition of the Company by AXA SA is expected to be completed during the second half of 2018, subject to customary closing conditions, including the receipt of required regulatory approvals, which remain pending.

About XL Group Ltd
XL Group Ltd (NYSE: XL), through its subsidiaries and under the "XL Catlin" brand, is a global insurance and reinsurance company providing property, casualty and specialty products to industrial, commercial and professional firms, insurance companies and other enterprises throughout the world. Clients look to XL Catlin for answers to their most complex risks and to help move their world forward. To learn more, visit www.xlgroup.com.

This press release contains forward-looking statements. Statements that are not historical facts, including statements about XL’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations, all of which involve risk and uncertainty. Statements that include the words “expect,” “estimate,” “intend,” “plan,” “believe,” “project,” “anticipate,” “may,” "could," or "would" and similar statements of a future or forward-looking nature identify forward-looking statements. Actual results may differ materially from those included in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements includes (a) changes in rates for property and casualty insurance and reinsurance; (b) changes in the size of our claims relating to unpredictable natural or man-made catastrophe losses due to the preliminary nature of some reports and estimates of loss and damage to date and the likelihood of longer development periods associated with the characteristics of certain catastrophes; (c) risks and uncertainties relating to the proposed acquisition of XL by AXA SA, including but not limited to (i) that XL may be unable to complete the proposed transaction because, among other reasons, conditions to the closing of the proposed transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; (ii) uncertainty as to the timing of completion of the proposed transaction; (iii) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement between XL and AXA dated March 5, 2018; (iv) risks related to disruption of management’s attention from XL’s ongoing business operations due to the proposed transaction; (v) the effect of the announcement of the proposed transaction on XL’s relationships with its clients, operating results and business generally; and (vi) the outcome of any legal proceedings to the extent initiated against XL or others related to the proposed transaction, as well as XL’s management’s response to any of the aforementioned factors; (d) the impact of tax reform on our business, investments and assets, including (i) changes to valuation of deferred tax assets and liabilities, (ii) that the costs associated with such tax reform may be greater than expected, (iii) the risk that technical corrections, regulations, and supplemental legislation and future interpretations or applications thereof or other changes may be issued in the future, including the rules affecting the valuation of deferred tax assets; (e) changes in the number of insureds and ceding companies impacted or the ultimate number and value of individual claims relating to natural catastrophe events due to the preliminary nature of reports and estimates of loss and damage to date; (f) changes in the amount or type of business that we write, whether due to our actions, changes in market conditions or other factors, and the amount of premium attributable to such business; (g) the availability, cost or quality of ceded reinsurance, and the timely and full recoverability of such reinsurance, or other amounts due to us, or changes to our projections related to such recoverables; (h) actual loss experience from insured or reinsured events and the timing of claims payments being faster or the receipt of reinsurance recoverables being slower than we anticipated; (i) increased competition on the basis of pricing, capacity, coverage terms or other factors, such as the increased inflow of third party capital into reinsurance markets, which could harm our ability to maintain or increase business volumes or profitability; (j) greater frequency or severity of claims and loss activity than our underwriting, reserving or investment practices anticipate based on historical experience or industry data, including due to the change in climate conditions; (k) the impact of changes in the global financial markets, such as the effects of inflation on our business, including on pricing and reserving, changes in interest rates, credit spreads, foreign currency exchange rates and future volatility in the world’s credit, financial and capital markets that adversely affect the performance and valuation of our investments, future financing activities and access to such markets, our ability to pay claims or general financial condition; (l) our ability to successfully implement our business strategy; (m) our ability to successfully attract and raise additional third party capital for existing or new investment vehicles; (n) changes in credit ratings and rating agency policies or practices, which could trigger cancelation provisions in our assumed reinsurance agreements or impact the availability of our credit facilities; (o) the potential for changes to methodologies, estimations and assumptions that underlie the valuation of our financial instruments that could result in changes to investment valuations; (p) unanticipated constraints on our liquidity, including the availability of borrowings and letters of credit under credit facilities that inhibit our ability to support our operations, including our ability to underwrite policies and pay claims; (q) the ability of our subsidiaries to pay dividends to XL Group Ltd, XLIT Ltd. and Catlin Insurance Company Ltd; (r) changes in regulators or regulations applicable to us; (s) the effects of business disruption, economic contraction or economic sanctions due to unpredictable global political and social conditions such as war, terrorism or other hostilities, or pandemics; (t) the actual amount of new and renewal business and acceptance of our products and services, including new products and services and the materialization of risks related to such products and services; (u) changes in the distribution or placement of risks due to increased consolidation of insurance and reinsurance brokers; (v) bankruptcies or other financial concerns of companies insofar as they affect P&C insurance and reinsurance coverages or claims that we may have as a counterparty; (w) the economic, political, monetary and operational impacts of the U.K.’s expected withdrawal vote in favor of withdrawing from European Union ("Brexit") effective March 2019, including unanticipated costs or complications associated with our decision to redomesticate XL Insurance Company SE from the U.K. to Ireland, or the possibility that this redomestication or other Brexit-related decisions do not have the results anticipated; (x) changes in general economic, political or monetary conditions in Euro-Zone countries or emerging markets, or governmental actions for the purposes of stabilizing financial markets; (y) judicial decisions and rulings, new theories of liability or emerging claims coverage issues, legal tactics and settlement terms; and (z) the other factors set forth in our reports on Form 10-K and Form 10-Q and other documents on file with the Securities and Exchange Commission. XL undertakes no obligation to update publicly or revise any forward looking statement, whether as a result of new information, future developments or otherwise.
XL intends to use its website as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Such disclosures will be included on the website in the Investor Relations section. Accordingly, investors should monitor such portions of XL's website, in addition to following its press releases, SEC filings and public conference calls and webcasts.

_______________________

1Operating net income (loss) is defined as net income (loss) attributable to common shareholders excluding: (1) our net investment income - Life Funds Withheld Assets, (as defined in footnote 6 below), (2) our net realized (gains) losses on investments available for sale - excluding Life Funds Withheld Assets, (3) our net realized and change in net unrealized (gains) losses on equity securities - excluding Life Funds Withheld Assets, (4) our net realized (gains) losses on investments (including OTTI) and change in net unrealized (gains) losses on investments, trading - Life Funds Withheld Assets, (5) our net realized and unrealized (gains) losses on derivatives, (6) our net realized and unrealized (gains) losses on life retrocession embedded derivative and derivative instruments - Life Funds Withheld Assets, (7) our share of items (2) and (5) for our insurance company affiliates for the periods presented, (8) our foreign exchange (gains) losses, (9) our expenses related to the pending acquisition by AXA SA, (10) our gain on the sale of our wholly-owned subsidiary XL Life Insurance and Annuity Company and the partial sale of our holdings in New Ocean Capital Management, (11) our net (gains) losses on the early extinguishment of debt, (12) our net (gains) losses from the repurchase of preference shares, (13) tax provision arising from our write-down of our deferred tax asset related to the U.S. Tax Cuts and Jobs Act, and (14) a provision (benefit) for income tax on items excluded from operating income .“Operating net income”, “annualized operating return on average common shareholders' equity" ("Operating ROE") including and excluding average AOCI, both inclusive and exclusive of Catlin-related integration costs are non-GAAP financial measures. See the schedule entitled “Reconciliation of Non-GAAP Financial Measures” on pages 11 and 12 of this press release for a reconciliation of net income (loss) attributable to common shareholders to “operating net income” and the calculation of “annualized operating return on average common shareholders' equity" including and excluding average AOCI, both inclusive and exclusive of Catlin-related integration costs, which are based on operating net income.
2Fully diluted tangible book value per common share is a non-GAAP financial measure. See page 12 of this press release for a reconciliation of fully diluted tangible book value per common share to fully diluted book value per common share.
3Common shareholders' equity is defined as total shareholders' equity less non-controlling interest in equity of consolidated subsidiaries.
4Catlin-related integration costs were completed in the second quarter of 2017.
5Amount remaining for purchase under our share buyback program does not include (i) the commission expense paid to brokers for execution of share buyback, or (ii) purchases associated with settling employee withholding taxes incurred in connection with the vesting of share-based compensation awards, however, these two items are included in the share buyback calculation.
6On May 1, 2014, our wholly-owned subsidiary, XL Insurance (Bermuda) Ltd (“XLIB”) (on June 9, 2016, XLIB and XL Re Ltd amalgamated to form XL Bermuda Ltd), entered into a sale and purchase agreement with GreyCastle Holdings Ltd. (“GreyCastle”) providing for the sale of 100% of the common shares of XLIB's wholly-owned subsidiary, XLLR, for $570 million in cash. This transaction was completed on May 30, 2014. As a result of the transaction, we have ceded the majority of our life reinsurance business to XLLR via 100% quota share reinsurance (the "GreyCastle Life Retro Arrangements"). The designated investments that support the GreyCastle Life Retro Arrangements, which are written on a funds withheld basis ("Life Funds Withheld Assets"), are included within "Total investments available for sale" and "Fixed maturities, trading at fair value" on our balance sheet. Investment results for these assets - including interest income, unrealized gains and losses, and gains and losses from sales - are passed directly to the reinsurer pursuant to a contractual arrangement that is accounted for as a derivative. Net income attributable to common shareholders excluding the contribution from the GreyCastle Life Retro Arrangements is a non-GAAP measure. See the schedule entitled “Reconciliation of Non-GAAP Financial Measures” on pages 11 and 12 of this press release for a reconciliation of net income (loss) attributable to common shareholders to net income (loss) attributable to common shareholders excluding the Contribution from the GreyCastle Life Retro Arrangements. During 2015, we entered into another reinsurance agreement (the "U.S. Term Life Retro Arrangements") ceding the vast majority of the remaining life reinsurance business.

XL Group Ltd
Unaudited Consolidated Statements Of Income
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(U.S. dollars in thousands)	2018	2017	2018	2017
		(Note 1)		(Note 1)
Revenues:
Net premiums earned	$2,695,169	$2,516,917	$5,295,457	$5,039,708
Net investment income:
Net investment income - excluding Life Funds Withheld Assets (Note 2)	201,536	177,235	389,619	344,403
Net investment income - Life Funds Withheld Assets (Note 2)	30,252	31,439	60,650	64,803
Total net investment income	$231,788	$208,674	$450,269	$409,206
Total realized investments gains (losses) (Note 3)	90,805	56,628	7,450	93,914
Net realized and unrealized gains (losses) on derivative instruments	16,126	(906)	20,347	(7,975)
Net realized and unrealized gains (losses) on life retrocession embedded derivative and derivative instruments - Life Funds Withheld Assets (Note 2)	(36,120)	(34,596)	(13,199)	(84,697)
Income (loss) from investment affiliates	16,548	30,818	62,217	69,079
Fee income and other	8,304	10,225	15,021	23,886
Total revenues	$3,022,620	$2,787,760	$5,837,562	$5,543,121
Expenses:
Net losses and loss expenses incurred	$1,721,309	$1,529,083	$3,343,315	$3,112,539
Claims and policy benefits	10,117	7,595	20,424	14,886
Acquisition costs	471,491	433,584	935,318	869,453
Operating expenses	470,508	472,778	943,071	940,816
Foreign exchange (gains) losses	(12,140)	(5,643)	(2,299)	(8,979)
Interest expense	48,686	54,018	102,231	104,729
Total expenses	$2,709,971	$2,491,415	$5,342,060	$5,033,444
Income (loss) before income tax and income (loss) from operating affiliates	$312,649	$296,345	$495,502	$509,677
Income (loss) from operating affiliates	51,187	42,704	61,469	56,313
Provision (benefit) for income tax	27,036	29,006	58,938	42,098
Net income (loss)	$336,800	$310,043	$498,033	$523,892
Non-controlling interests	17,804	8,423	26,389	69,429
Net income (loss) attributable to common shareholders	$318,996	$301,620	$471,644	$454,463

Note 1: Certain items have been reclassified to conform to the current period presentation.
Note 2: On May 1, 2014, our wholly-owned subsidiary, XLIB (on June 9, 2016, XLIB and XL Re Ltd amalgamated to form XL Bermuda Ltd), entered into a sale and purchase agreement with GreyCastle providing for the sale of 100% of the common shares of XLIB's wholly-owned subsidiary, XLLR, for $570 million in cash. This transaction was completed on May 30, 2014. As a result of the transaction, we have ceded the majority of our life reinsurance business to XLLR via the GreyCastle Life Retro Arrangements. The Life Funds Withheld Assets that support the GreyCastle Life Retro Arrangements are included within "Total investments available for sale" and "Fixed maturities, trading at fair value" on our balance sheet. Investment results for these assets - including interest income, unrealized gains and losses, and gains and losses from sales - are passed directly to the reinsurer pursuant to a contractual arrangement that is accounted for as a derivative. Net income attributable to common shareholders excluding the contribution from the GreyCastle Life Retro Arrangements is a non-GAAP measure. See the schedule entitled “Reconciliation of Non-GAAP Financial Measures” on pages 11 and 12 of this press release for a reconciliation of net income (loss) attributable to common shareholders to net income (loss) attributable to common shareholders excluding the Contribution from the GreyCastle Life Retro Arrangements. During 2015, we entered into the U.S. Term Life Retro Arrangements, ceding the vast majority of the remaining life reinsurance business.
Note 3: Effective 2018, in accordance with ASU 2016-01, realized investment gains (losses) includes the change in net unrealized gains (losses) on equity securities and other investments.

XL Group Ltd
Key Financial Data

Selected balance sheet and other data:
(U.S. dollars in thousands except share and per share amounts)	At	At
	June 30, 2018	December 31, 2017
	(Unaudited)	(Note 1)
Total investments	$36,112,823	$37,555,645
Cash and cash equivalents	2,903,070	3,435,954
Unpaid losses and loss expenses recoverable	7,209,084	7,247,723
Goodwill and other intangible assets	2,201,085	2,225,751
Total assets	63,585,889	63,436,236

Unpaid losses and loss expenses	29,181,147	29,696,779
Deposit liabilities	940,557	1,042,677
Future policy benefit reserves	3,380,442	3,610,926
Funds withheld liability on GreyCastle Life Retro Arrangements, net of future policy benefit reserves recoverable (Note 2)	736,092	999,219
Unearned premiums	9,539,454	8,307,431
Notes payable and debt	3,217,123	3,220,769

Total shareholders’ equity	11,257,006	11,461,320
Common shareholders' equity	9,660,011	9,848,317
Common shares outstanding (Note 3)	258,780,274	256,033,895

Basic book value per common share	$37.33	$38.46
Fully diluted book value per common share	$36.56	$38.04
Fully diluted tangible book value per common share (Note 4)	$28.23	$29.44

Note 1: Certain amounts have been reclassified to conform to the current period presentation.
Note 2: On May 1, 2014, our wholly-owned subsidiary, XLIB (on June 9, 2016, XLIB and XL Re Ltd amalgamated to form XL Bermuda Ltd), entered into a sale and purchase agreement with GreyCastle providing for the sale of 100% of the common shares of XLIB's wholly-owned subsidiary, XLLR, for $570 million in cash. This transaction was completed on May 30, 2014. As a result of the transaction, we have ceded the majority of our life reinsurance business to XLLR via the GreyCastle Life Retro Arrangements. The Life Funds Withheld Assets that support the GreyCastle Life Retro Arrangements are included within "Total investments available for sale" and "Fixed maturities, trading at fair value" on our balance sheet. Investment results for these assets - including interest income, unrealized gains and losses, and gains and losses from sales - are passed directly to the reinsurer pursuant to a contractual arrangement that is accounted for as a derivative. Net income attributable to common shareholders excluding the contribution from the GreyCastle Life Retro Arrangements is a non-GAAP measure. See the schedule entitled “Reconciliation of Non-GAAP Financial Measures” on pages 11 and 12 of this press release for a reconciliation of net income (loss) attributable to common shareholders to net income (loss) attributable to common shareholders excluding the Contribution from the GreyCastle Life Retro Arrangements. During 2015, we entered into the U.S. Term Life Retro Arrangements, ceding the vast majority of the remaining life reinsurance business.
Note 3: Common shares outstanding include all common shares issued and outstanding (as disclosed on the face of the balance sheet).
Note 4: Fully diluted tangible book value per common share is a non-GAAP financial measure. See page 12 of this press release for a reconciliation of fully diluted tangible book value per common share to fully diluted book value per common share.

XL Group Ltd
Reconciliation of Non-GAAP Financial Measures

The following is a reconciliation of XL’s net income (loss) attributable to common shareholders to operating net income (loss) and also includes the calculation of net income (loss) attributable to common shareholders and annualized return on average common shareholders’ equity including and excluding average AOCI, both inclusive and exclusive of Catlin-related integration costs and based on operating net income (loss) for the three and six months ended June 30, 2018 and 2017. (Notes 3 and 5)

(U.S. dollars in thousands except share and per share amounts)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	(Unaudited)		(Unaudited)
		(Note 1)		(Note 1)
	2018	2017	2018	2017
Net income (loss) attributable to common shareholders	$318,996	$301,620	$471,644	$454,463
Net realized and unrealized (gains) losses on life retrocession embedded derivative and derivative instruments - Life Funds Withheld Assets	36,120	34,596	13,199	84,697
Net realized (gains) losses on investments and change in net unrealized (gains) losses on investments, trading and OTTI - Life Funds Withheld Assets	(63,409)	(7,459)	(40,897)	(40,527)
Net investment income - Life Funds Withheld Assets	(30,252)	(31,439)	(60,650)	(64,803)
Foreign exchange revaluation (gains) losses on and other income and expense items related to Life Funds Withheld Assets	14,874	(14,945)	4,190	(18,169)
Net income (loss) attributable to common shareholders excluding Contribution from GreyCastle Life Retro Arrangements (Note 2)	$276,329	$282,373	$387,486	$415,661
Net realized (gains) losses and OTTI on investments - excluding Life Funds Withheld Assets	—	(49,169)	—	(53,387)
Net realized (gains) losses on investments available for sale and OTTI - excluding Life Funds Withheld Assets	17,100	—	50,578	—
Net realized and change in net unrealized gains (losses) on equity securities - excluding Life Funds Withheld Assets	(35,194)	—	820	—
Net realized and unrealized (gains) losses on derivatives	(16,126)	906	(20,347)	7,975
Net realized and unrealized (gains) losses on investments and derivatives related to the Company's insurance company affiliates	(12)	115	(648)	(1,936)
Foreign exchange (gains) losses excluding Life Funds Withheld Assets	(27,014)	9,302	(6,489)	9,190
Expenses related to the pending acquisition by AXA SA	8,264	—	30,912	—
Provision (benefit) for income tax on items excluded from operating income	(3,006)	11,553	(7,612)	13,720
Operating net income (loss) (Note 3)	$220,341	$255,080	$434,700	$391,223
Catlin-related integration costs (Note 5)	—	39,118	—	73,067
Provision (benefit) for income tax on Catlin-related integration costs	—	(4,147)	—	(7,745)
Operating net income (loss) (excluding Catlin-related integration costs)	$220,341	$290,051	$434,700	$456,545
Per common share results:
Net income (loss) attributable to common shareholders	$1.21	$1.14	$1.80	$1.70
Operating net income (loss) (Note 3)	$0.84	$0.96	$1.66	$1.46
Weighted average common shares outstanding:
Basic	258,375,286	260,989,627	257,652,845	263,327,347
Diluted (Note 4)	263,821,785	264,942,669	262,610,119	267,279,097
Diluted - Operating net income	263,821,785	264,942,669	262,610,119	267,279,097
Return on common shareholders' equity:
Opening common shareholders' equity attributable to XL Group Ltd	$9,628,529	$10,974,884	$9,848,317	$10,938,512
Closing common shareholders' equity attributable to XL Group Ltd	$9,660,011	$11,080,552	$9,660,011	$11,080,552
Average common shareholders' equity attributable to XL Group Ltd for the period	$9,644,270	$11,027,718	$9,754,164	$11,009,532

Opening AOCI	$312,255	$844,974	$889,431	$715,546
Closing AOCI	$51,264	$921,165	$51,264	$921,165
Average AOCI for the period	$181,760	$883,070	$470,348	$818,356
Average common shareholders' equity attributable to XL Group Ltd excluding average AOCI	$9,462,511	$10,144,649	$9,283,817	$10,191,177
Annualized net income (loss)	$1,275,984	$1,206,480	$943,288	$908,926
Annualized operating net income (loss) (Note 3)	$881,364	$1,020,320	$869,400	$782,446
Annualized operating net income (loss) (excluding Catlin-related integration costs) (Note 3 and 5)	$881,364	$1,160,206	$869,400	$913,090
Annualized return on average common shareholders' equity	13.2%	10.9%	9.7%	8.3%
Annualized operating return on average common shareholders' equity (Note 3)	9.1%	9.3%	8.9%	7.1%
Annualized operating return on average common shareholders' equity excluding average AOCI (Note 3)	9.3%	10.1%	9.4%	7.7%
Annualized operating return on average common shareholders' equity excluding Catlin-related integration costs (Notes 3 and 5)	9.1%	10.5%	8.9%	8.3%
Annualized operating return on average common shareholders' equity excluding Catlin-related integration costs and AOCI (Notes 3 and 5)	9.3%	11.4%	9.4%	9.0%

Book value per common share:	June 30, 2018	March 31, 2018	June 30, 2018	December 31, 2017
Closing common shares outstanding - basic	258,780,274	258,171,836	258,780,274	256,033,895
Closing common shares outstanding - diluted	264,188,936	263,605,861	264,188,936	258,901,212
Book value per common share	$37.33	$37.30	$37.33	$38.46
Fully diluted book value per common share	$36.56	$36.53	$36.56	$38.04
Goodwill and other intangible assets	$2,201,085	$2,230,506	$2,201,085	$2,225,751
Tangible book value	$7,458,926	$7,398,023	$7,458,926	$7,622,566
Fully diluted tangible book value per common share[2]	$28.23	$28.06	$28.23	$29.44

Note 1: Certain amounts have been reclassified to conform to the current period presentation.
Note 2: Investment results for the Life Funds Withheld Assets - including interest income, unrealized gains and losses, and gains and losses from sales - are passed directly to the reinsurer pursuant to a contractual arrangement that is accounted for as a derivative. Changes in the fair value of the embedded derivative associated with these GreyCastle Life Retro Arrangements are reflected within "Net realized and unrealized (gains) losses on life retrocession embedded derivative and derivative instruments - Life Funds Withheld Assets" in the reconciliation above.
Note 3: Defined as net income (loss) attributable to common shareholders excluding: (1) our net investment income - Life Funds Withheld Assets, (2) our net realized (gains) losses on investments available for sale - excluding Life Funds Withheld Assets, (3) our net realized and change in net unrealized (gains) losses on equity securities - excluding Life Funds Withheld Assets, (4) our net realized (gains) losses on investments (including OTTI) and change in net unrealized (gains) losses on investments, trading - Life Funds Withheld Assets, (5) our net realized and unrealized (gains) losses on derivatives, (6) our net realized and unrealized (gains) losses on life retrocession embedded derivative and derivative instruments - Life Funds Withheld Assets, (7) our share of items (2) and (5) for our insurance company affiliates for the periods presented, (8) our foreign exchange (gains) losses, (9) our expenses related to the pending acquisition by AXA SA, (10) our gain on the sale of our wholly-owned subsidiary XL Life Insurance and Annuity Company and the partial sale of our holdings in New Ocean Capital Management, (11) our net (gains) losses on the early extinguishment of debt, (12) our net (gains) losses from the repurchase of preference shares, (13) tax provision arising from our write-down of our deferred tax asset related to the U.S. Tax Cuts and Jobs Act, and (14) a provision (benefit) for income tax on items excluded from operating income. We believe that showing "operating net income (loss)", "annualized operating return on average common shareholders' equity including and excluding average AOCI, both inclusive and exclusive of Catlin-related integration costs" enables investors and other users of our financial information to analyze our performance in a manner similar to how we analyze our performance. In this regard, we believe that providing only a GAAP presentation of net income (loss) would make it more difficult for users of our financial information to evaluate our underlying business. We also believe that equity analysts and certain rating agencies that follow us (and the insurance industry as a whole) exclude these items from their analyses for the same reasons, and they request that we provide this non-GAAP financial information on a regular basis. A reconciliation of our net income (loss) attributable to common shareholders to operating net income (loss) is provided above.
Note 4: Diluted weighted average number of common shares outstanding is used to calculate per share data except when it is anti-dilutive to earnings per share or when there is a net loss. When it is anti-dilutive or when a net loss occurs, basic weighted average common shares outstanding is utilized in the calculation of net loss per share and net operating loss per share.
Note 5: Catlin-related integration costs were completed in the second quarter of 2017.

Comment on Regulation G

XL presents its operations in ways it believes will be most meaningful and useful to investors, analysts, rating agencies and others who use XL’s financial information in evaluating XL’s performance. This press release includes the presentation of (i) operating net income (loss) (“Operating Net Income”), which is defined as net income (loss) attributable to common shareholders excluding:(1) our net investment income - Life Funds Withheld Assets, (2) our net realized (gains) losses on investments available for sale - excluding Life Funds Withheld Assets, (3) our net realized and change in net unrealized (gains) losses on equity securities - excluding Life Funds Withheld Assets, (4) our net realized (gains) losses on investments (including OTTI) and change in net unrealized (gains) losses on investments, trading - Life Funds Withheld Assets, (5) our net realized and unrealized (gains) losses on derivatives, (6) our net realized and unrealized (gains) losses on life retrocession embedded derivative and derivative instruments - Life Funds Withheld Assets, (7) our share of items (2) and (5) for our insurance company affiliates for the periods presented, (8) our foreign exchange (gains) losses, (9) our expenses related to the pending acquisition by AXA SA, (10) our gain on the sale of our wholly-owned subsidiary XL Life Insurance and Annuity Company and the partial sale of our holdings in New Ocean Capital Management, (11) our net (gains) losses on the early extinguishment of debt, (12) our net (gains) losses from the repurchase of preference shares, (13) tax provision arising from our write-down of our deferred tax asset related to the U.S. Tax Cuts and Jobs Act, and (14) a provision (benefit) for income tax on items excluded from operating income; (ii) annualized return on average common shareholders’ equity (“ROE”) based on operating net income (loss) (“Operating ROE”) including and excluding average AOCI, both inclusive and exclusive of Catlin-related integration costs and (iii) Fully diluted tangible book value per common share  (common shareholders’ equity excluding goodwill and intangible assets divided by the number of shares outstanding at the period end date combined with the dilutive impact of potential future share issues at any period end). These items are "non-GAAP financial measures" as defined in Regulation G. The reconciliation of such measures to the most directly comparable GAAP financial measures in accordance with Regulation G is included in this press release on pages 11 and 12.

Although the investment of premiums to generate income (or loss) and realized capital gains (or losses) is an integral part of our operations, the determination to realize capital gains (or losses), as well as absorb the volatility associated with marking our portfolio of public equity securities to market, is independent of the underwriting process.  In addition, losses as the result of other-than-temporary declines in value and goodwill impairment charges are recognized in net income without actual realization. In this regard, certain users of our financial information, including certain rating agencies, evaluate earnings before tax and realized capital gains to understand the profitability of the operational sources of income without the effects of these variables. Furthermore, these users believe that, for many companies, the timing of the realization of capital gains is largely a function of economic and interest rate conditions.

Net realized and unrealized (gains) losses on derivatives include all derivatives entered into by XL other than certain credit derivatives and the life retrocession embedded derivative. With respect to credit derivatives, because XL and its insurance company operating affiliates generally hold financial guaranty contracts written in credit default derivative form to maturity, the net effects of the changes in fair value of these credit derivatives are excluded (similar with other companies’ treatment of such contracts), as the changes in fair value each quarter are not indicative of underlying business performance.

Net investment income - Life Funds Withheld Assets, and net realized (gains) losses on the life retrocession embedded derivative and derivative instruments - Life Funds Withheld Assets, have been excluded because, as a result of the GreyCastle Life Retro Arrangement, XL no longer shares in the risks and rewards of the underlying performance of the Life Funds Withheld Assets that support these retrocession arrangements.  The returns on the Life Funds Withheld Assets are passed directly to the reinsurer pursuant to a contractual arrangement that is accounted for as a derivative.  Therefore, net investment income from the Life Funds Withheld Assets and changes in the fair value of the embedded derivative associated with these GreyCastle Life Retro Arrangements are not relevant to XL’s underlying business performance.

Foreign exchange (gains) losses in the income statement are only one element of the overall impact of foreign exchange fluctuations on XL’s financial position and are not representative of any economic gain or loss made by XL. Accordingly, it is not a relevant indicator of financial performance and it is excluded.

In summary, XL evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income (loss), XL believes that showing operating net income (loss) enables investors and other users of XL’s financial information to analyze XL’s performance in a manner similar to how management of XL analyzes performance. In this regard, XL believes that providing only a GAAP presentation of net income (loss) would make it much more difficult for users of XL’s financial information to evaluate XL’s underlying business. Also, as stated above, XL believes that the equity analysts and certain rating agencies that follow XL (and the insurance industry as a whole) exclude these items from their analyses for the same reasons and they request that XL provide this non-GAAP financial information on a regular basis.

Operating ROE is a widely used measure of any company’s profitability that is calculated by dividing annualized operating net income for any period other than a fiscal year when actual operating income is used by the average of the opening and closing common shareholders’ equity. XL establishes target Operating ROEs for its total operations, segments and lines of business. If XL’s Operating ROE targets are not met with respect to any line of business over time, XL seeks to re-evaluate these lines. Operating ROE including and excluding average AOCI, both inclusive and exclusive of Catlin-related integration costs, are additional measures of Company profitability. The most significant component of this exclusion is the mark to market fluctuations on XL’s investment portfolio that have not been realized through sales, and/or distortions to XL’s performance from Catlin-related integration costs related to the acquisition of Catlin.  By providing these additional measures, users of our financial statements have the ability to include or exclude these items when considering our performance either on a standalone basis or for purposes of peer performance comparison.

Fully diluted tangible book value per common share ("Fully diluted TBVPS") is a widely used non-GAAP financial measure that, much like BVPS, represents the value generated for our common shareholders excluding items such as goodwill and other intangible assets. The exclusion of these amounts allow for more meaningful comparisons between peers, specifically those that have been less acquisitive. Fully diluted TBVPS is calculated by dividing common shareholders' equity excluding intangible assets by the number of outstanding common shares at the applicable period end combined with the impact from dilution of share-based compensation and certain conversion features where dilutive.